Exhibit 10.22

C U M M I N G S P R O P E R T I E S , L L C S T A N D A R D F O R M

AMENDMENT TO LEASE # 5

In connection with a lease in effect between Cummings Properties, LLC, LESSOR, and SolidEnergy Systems, LLC and SolidEnergy Systems Securities Corporation, LESSEE, at  35-B Cabot Road and Roof Rack Area                                                    , Woburn  , Massachusetts (“premises” or “leased premises”), fully executed on  March 30, 2016  (as amended and/or extended, the “lease”), and currently scheduled to terminate on August 30, 2026  , unless otherwise terminated or extended as provided in the lease, and in consideration of the mutual benefits to be derived herefrom, the parties hereby agree to amend said lease, including its terms, conditions, covenants, and obligations (“terms”), as follows:

1.	Effective October 1, 2022 , base rent shall be changed to nine hundred ninety five thousand nine hundred four (995,904) dollars per year or $ 82,992 per month.
2.

Effective  October 1, 2022 , the base month from which to determine the amount of each annual increase in the “Cost of Living” shall be November  2021  , which figure shall be compared with the figure for November  2022  , and each November thereafter to determine the increase (if any) in the base rent to be paid during the following calendar year.

3.

LESSEE acknowledges and agrees that LESSOR is currently holding an irrevocable standby letter of credit (namely, Silicon Valley Bank Irrevocable Standby Letter of Credit Number SVBSF010899) (the “SVB L/C”) with a face amount of $489,100, pursuant to Paragraph N of the Rider to Lease, Section 7 of Lease Extension #1, Section 5 of Amendment to Lease #2, and Section 3 of Amendment to Lease #3. Within five business days of LESSEE’s execution of this amendment, LESSEE shall amend the SVB L/C to increase the face amount of the SVB L/C from $489,100 to $614,100, by delivering to LESSOR an amendment to the SVB L/C, in a form acceptable to LESSOR’s counsel, evidencing said increase of the face amount. All other terms of said Paragraph N shall continue to apply. Time is of the essence.

4.

Effective upon the Addition Delivery Date (defined below), the size of 35-B Cabot Road (“35-B”) shall be increased with the addition of approximately 4,994 square feet identified in shading and referred to as the “Shaded Area” (the “Shaded Area”) on the mutually agreed upon plan attached hereto and incorporated herein (the “Addition Plan”) as Exhibit A. The premises shall then consist of (a) approximately 28,364 square feet at 35-B and (b) approximately 1,290 square feet at the Roof Rack Area.

5.

LESSOR, at a total charge to LESSEE of $125,000, shall modify 35-B according to the Addition Plan (the “Addition Modifications”) within 365 days following full execution of this amendment, LESSOR’s receipt of the SVB L/C amendment pursuant to Section 3 above, and LESSOR’s receipt of a building permit for the Addition Modifications. LESSOR agrees that the Addition Modifications shall be completed in a good and skillful manner, and that, upon delivery, the Addition Modifications shall comply with applicable laws other than those relating to LESSEE’s particular use or occupancy or the particular needs of any LESSEE party(ies). The date upon which LESSOR (i) substantially completes the Addition Modifications, except for punch list items (that is, items of work that can be completed after LESSEE takes occupancy without causing material interference with LESSEE’s use of the Shaded Area), and (ii) obtains a certificate of occupancy (including but not limited to a temporary certificate of occupancy) or equivalent authorization from the city of Woburn authorizing occupancy and use of the Shaded Area for the uses permitted in Section 3 of the lease shall be the “Addition Delivery Date.” All

$125,000, plus interest at the rate of seven percent per annum, has been amortized into the base rent in Section 1 above. Notwithstanding anything to the contrary contained in the lease, LESSEE shall have no obligation to remove the Addition Modifications at the expiration or earlier termination of the lease.

6.

LESSEE shall move its furniture, furnishings, equipment, inventory, and other property as requested by LESSOR to enable LESSOR to carry out the Addition Modifications, which shall be performed during LESSOR’s normal business hours (only).

 LESSEE LESSOR

 LESSEE LESSEE

7.

The date this amendment is fully executed and LESSOR receives and approves the original SVB L/C amendment shall be the “Go Date.” LESSOR represents that it has submitted an initial permit application for the Additional Modifications to the City of Woburn and shall diligently pursue the issuance of a building permit. If LESSOR is unable to obtain a building permit for the Addition Modifications issued by the city of Woburn on or before the date that is 120 days following the Go Date (the “Permit Deadline”), then LESSEE may cancel Sections 1-6 above and Sections 9-12 below (the “Cancellable Sections”), by serving LESSOR with written notice as and how provided in the lease on or before the date that is three days following the Permit Deadline (the “Cancel Notice”). The Cancel Notice shall be effective only if LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease. Time is of the essence. If LESSEE exercises its option to cancel the Cancellable Sections in accordance with this Section 7 (the “Cancellation”), (a) the Cancellable Sections shall be immediately and automatically deleted and of no further force or effect, whereupon the terms of the lease that were in effect prior to the full execution of this amendment, including without limitation Sections 1 and 2 of Amendment to Lease #4, and Section 12 below shall then apply, and (b) LESSEE may amend the SVB L/C to decrease the face amount of the SVB L/C from $614,100 to $489,100 by delivering to LESSOR an amendment to the SVB L/C, in a form acceptable to LESSOR’s counsel, evidencing said decrease of the face amount.

8.

If, (i) LESSEE exercises the cancel option provided for in Section 7 above and (ii) on or before May 30, 2026 this lease is not extended for a minimum term of five years commencing on or about September 1, 2026 for a minimum of 23,370 square feet, then LESSEE shall pay to LESSOR $62,500 as a non-renewal fee on or before 4:00 PM on June 5, 2026. Time is of the essence. Notwithstanding the foregoing, said non-renewal fee shall not be due from LESSEE if the building permit for the Addition Modifications is not issued solely due to LESSOR’s failure to diligently pursue said permit.

9.

Notwithstanding the monthly rental payment amount provided in Sections 1 and 2 above, LESSEE may deduct $13,870 per month from each monthly rental payment (to be apportioned for any partial month) due from October 1, 2022 through the day immediately preceding the Addition Delivery Date (only). Except as otherwise specifically set forth in this amendment, this abatement of rent shall be LESSEE’s exclusive remedy for any delay in completing the Addition Modifications.

10.	The phrase “Sections 1 and 2 above” in Section 4 of Amendment to Lease #4 is hereby deleted and replaced with the phrase “Sections 1 and 2 in Amendment to Lease #5.”
11.

If LESSEE in any way delays LESSOR’s substantial completion of the Addition Modifications (which shall include without limitation any additions and/or changes requested by LESSEE to the scope of LESSOR’s work (even if LESSEE elects not to proceed with same), any delay in LESSEE making payment to LESSOR under the lease, any delay in LESSEE providing information to LESSOR for any permits and/or plans, any delay in LESSEE moving its property in accordance with Section 6 above, any delay in LESSEE providing access to the premises sufficient for LESSOR to complete said modifications, any delay attributable to additions and/or changes necessitated by LESSEE’s particular use of the premises, and/or any interference by any LESSEE party(ies) with LESSOR’s work), and provided in each case (i) LESSOR sends an email to aseem@ses.ai advising of any such delay and (ii) LESSOR provides LESSEE with 24 hours to rectify the delay so identified, there shall be no abatement of rent for the number of days of delay, the Addition Delivery Date shall be deemed to have occurred on the date said modifications would have been substantially completed, but for any LESSEE delay, the above date for substantial completion shall be extended by the number of days of delay, and any increase in the cost of LESSOR’s work as a result of any such delay shall be LESSEE’s responsibility. A  LESSEE  delay  will  be  calculated  to  include  any  change  in  LESSOR’s  construction

 LESSEE LESSOR

 LESSEE LESSEE

schedule arising out of or resulting from said delay, but will not exceed the number of days for which LESSOR’s work is actually delayed. Time is of the essence.

12.

The parties acknowledge and agree that, as of the execution of this amendment, not all of the perimeter walls of the Shaded Area have been built. Accordingly, upon completion of the Addition Modifications, LESSOR shall carefully measure the Shaded Area, and if the size does not equal the total number of square feet set forth above, LESSOR shall notify LESSEE in writing of the actual square footage and the corresponding increase or decrease in rent and the discount provided for in Section 6 above, based on a rate of $33.33 per square foot per year for the Shaded Area, and said actual square footage and adjusted rent and discount shall be substituted for the corresponding figures herein as of September 1, 2022.

13.

* Notwithstanding anything to the contrary in the lease, provided LESSEE is not, on October 12, 2022, in arrears of any rent or invoice payment or otherwise in default of the lease (a) SolidEnergy Systems Securities Corporation’s liability as LESSEE under the lease shall not extend to any obligations arising under the lease after noon on October 12, 2022, and (b) SolidEnergy Systems Securities Corporation’s possessory interest, if any, in the premises shall terminate as of noon on October 12, 2022.

14.

* SES AI Corporation (a DE corp.), 35-B Cabot Road, Woburn, MA 01801, is hereby added as LESSEE in addition to SolidEnergy Systems, LLC. “LESSEE” as used in the lease, including all amendments and extensions thereto, refers to SolidEnergy Systems, LLC, and SES AI Corporation, their responsibility is joint and several pursuant to Section 28(g) of the lease, and notices to any one such party are deemed to have been given to all such parties. SES AI Corporation will, upon its execution of this amendment, supply LESSOR with a policy of commercial general liability insurance, together with the declarations page and all applicable riders and endorsements, in the amount of

$1,000,000 naming LESSOR and the owner of the building (OWNER) as additional insureds. LESSOR and OWNER must be included as additional insureds using standard endorsement ISO form CG 20 26 11 85, ISO form CG 20 11 01 96 (without exclusions), ISO form CG 20 11 04 13 (without exclusions), or another similar form specifically approved in writing in advance by LESSOR.

This amendment shall not bind any party in any manner whatsoever until it has been executed by all parties. All other terms of the lease shall continue to apply, and to the extent any inconsistency exists between this amendment and the lease, the terms herein shall control and supersede any earlier provisions. In witness whereof, LESSOR and LESSEE, intending to be legally bound, have caused this amendment to be executed this             day of             , 2022.

LESSOR: CUMMINGS PROPERTIES, LLCLESSEE: SOLIDENERGY SYSTEMS, LLC

By: By:

Duly authorized Duly authorized

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Title:

LESSEE: SES AI CORPORATIONLESSEE: SOLIDENERGY SYSTEMS SECURITIES CORPORATION

By:                                                                                                                                               By:

Duly authorized                                                                                                   Duly authorized

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Title:            Title: